** — CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

SECOND AMENDMENT TO

2010-2011 MERIAL /**/ INDEPENDENT SALES AGENT AGREEMENT

This Second Amendment to 2010-2011 Merial /**/ Independent Sales Agent Agreement (“Amendment”), executed as of this ____ day of February 2011 by and between Merial Limited, a company limited by shares registered in England and Wales (registered number 3332751) with a registered office at PO Box 327, Sandringham House, Sandringham Avenue, Harlow Business Park, Harlow, Essex CM19 5QA, England, and domesticated in Delaware, USA, as Merial LLC, with a place of business at 3239 Satellite Blvd., Duluth, GA 30096-4640, USA (“MERIAL”), and MWI Veterinary Supply Co., with a place of business at 3041 W. Pasadena Drive, Boise, Idaho 83705 (“Independent Sales Agent”).

WHEREAS, MERIAL and Independent Sales Agent entered into the 2010-2011 Merial /**/ Independent Sales Agent Agreement, effective as of January 1, 2010 (the “Agreement”);

WHEREAS, the Agreement was amended by the First Amendment to 2010-2011 Merial Independent Sales Agent Agreement, effective as of January 1, 2011; and

WHEREAS, the parties wish to further amend the Agreement.

NOW, THEREFORE, the parties to the Agreement do hereby agree to amend the Agreement as follows:

1.	Term»

. Section 3.1 of the Agreement shall be deleted in its entirety and replaced with the following:

“This Agreement will be deemed to have commenced on the Commencement Date and, subject to its terms and conditions, shall continue in full force and effect from the Commencement Date through and until 31 December 2012. This Agreement may be renewed for successive terms by mutual agreement expressed in writing and signed by MERIAL and Independent Sales Agent.”

2.	Termination»

. Section 3.2 of the Agreement shall be deleted in its entirety and replaced with the following:

“Either Party may terminate this agreement without cause and without penalty upon one hundred twenty (120) days’ prior written notice. In the event that either Party terminates this Agreement without cause upon less than one hundred twenty (120) days’ prior written notice, such Party will be obligated to pay a sum equal to the total Promotional and Educational Allowance earned or unused by Independent Sales Agent during the preceding six (6) month period (the “Termination Fee”); provided, however, that MERIAL’s obligation to pay the Termination Fee shall be subject to its rights under paragraph 7.1(c). Except as otherwise provided in this Agreement, this Agreement shall terminate thirty (30) days after (i) either Party gives the other Party written notice of the other Party’s default of any of its material obligations under this Agreement, and (ii) the other Party fails to cure such default within such thirty (30) day period.”

3.	Product Representation»

. The following shall be added to the Agreement as Section 6.1(m):

“Notwithstanding anything in this Agreement to the contrary, other than for those Products manufactured and/or marketed by MERIAL, neither Independent Sales Agent nor its Affiliates shall, directly or indirectly, manufacture, distribute, wholesale, market, sell, promote, represent, broker or provide services relating to: any Fipronil containing product(s) used or administered less frequently than weekly for the treatment and/or control and/or prevention of fleas or ticks or both (“Competing Fipronil Products”). Notwithstanding the foregoing, Independent Sales Agent may take and transmit uncompensated EDI orders for Competing Fipronil Products. Furthermore, this Section 6.1(m) shall no longer apply in the event that /**/; for the avoidance of doubt, in such instance, neither party would be relieved of their obligation to comply with Section 3.2 hereof.”

4.	Indemnification»

. Subsection 7.1(g) of the Agreement shall be deleted in its entirety and replaced with the following:

“Indemnify, defend and hold harmless Independent Sales Agent from and against any and all claims, damages, losses, and liabilities directly or indirectly (i) caused by the use of Products or Other Products, except to the extent that said claim arises out of any statement, act or omission by Independent Sales Agent and (ii) arising out of any action or threatened action that a Product or Other Product infringes on any patent, trademark, copyright, trade secret or other third party intellectual property right in the Territory.”

5.	Schedules»

. Schedules B to the Agreement shall be deleted and replaced in its entirety by the new Schedule B for 2011 attached hereto.

6.	Effective Date»

. This Amendment shall be deemed effective as of February 20, 2011.

7.	No Other Amendment»

. Except as amended, modified or supplemented by this Amendment, the Agreement is confirmed and remains in full force and effect.

8.	Counterparts»

. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed an original and all of which constitute one and the same agreement.

[Signatures on the following page(s)]

40294.0008.2341755.1

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to the Agreement.

MERIAL LIMITED	MWI VETERINARY SUPPLY CO.
By: /s/ Thomas Zerzan Name: Thomas Zerzan Title: Head of Merial U.S.	By: /s/ Jim Cleary Name: Jim Cleary Title: President & CEO

40294.0008.2341755.1

SCHEDULE B - 2010-2011 MERIAL /**/ INDEPENDENT

SALES AGENT AGREEMENT

MWI Veterinary Supply Co. Independent Sales Agent Earnings

Commission Rates - Net Sales of Products to AMAs

Independent Sales Agent Monthly Commission Rate
/**/

I. Commissions Earned for Sales of Products to AMAs

Independent Sales Agent earns commissions on the Net Sales of Products to AMAs in the Territory when the order is placed with MERIAL by the Independent Sales Agent or by an AMA which indicates a Named Sales Agent.

No commissions are paid for products not listed on Schedule A or for sales outside of Independent Sales Agent’s Territory.

For Named Sales Agent Sales, Independent Sales Agent Monthly Commission will be paid to Independent Sales Agent within /**/of the last business day of each month in which MERIAL receives a qualifying order.

At the end of 2012, if the difference between gross/total sales and Net Sales increases more than /**/ over 2011 (“Increase”), then Merial will pay any commission amounts for 2012 which Independent Sales Agent would otherwise not receive as a consequence of such Increase; provided, however, that this obligation will only apply when such reduction in commissions is in excess of /**/ of what would have been received by Independent Sales Agent had such Increase not occurred.

Independent Sales Agent agrees to commit /**/ of commissioned sales (“Promotion and Education Allowance Funds”) to fund (i) certain growth initiatives, e.g., advertising initiatives, executive training, sales personnel incentives, and the like and (ii) education and training to increase the effectiveness of agent personnel in representing the MERIAL® product lines. Proposed uses for such funds shall be submitted to MERIAL in writing utilizing the appropriate Promotion and Education Allowance Funds request forms. Any such proposals shall be approved in advance by MERIAL, in accordance with its sole discretion. Earned Promotion and Education Allowance funds shall not rollover; Promotion and Education Allowance Funds accrued in 2011 must be used by Independent Sales Agent by no later than March 31, 2012 unless otherwise approved in writing by MERIAL. Such funds shall be remitted by MERIAL to reimburse Independent Sales Agent for approved activities within thirty (30) days after MERIAL’s receipt of a detailed invoice of the expenses incurred by Independent Sales Agent in connection with such activities.

A Sales Agent Representative is an individual who, working as an agent or employee of the Independent Sales Agent, solicited and placed the qualifying order. The Independent Sales Agent will provide MERIAL a list of its Sales Agent Representatives with address, telephone number, and SAR code (number) within fourteen (14) days of the Commencement Date and within fourteen (14) days of any change in the Independent Sales Agent’s sales force. Independent Sales Agent shall pay its Sales Agent Representatives a minimum of /**/ of commissioned sales for their sales of the Products. Independent Sales Agent shall also utilize a minimum of /**/ of commissioned sales for compensation of Inside Sales Representatives; should an order be credited by MERIAL to Independent Sales Agent, then such /**/ will be accrued in the Promotion and Education Allowance Funds in addition to the /**/ accrued on sales of all Merial products. Any adjustment to the payment of commissions to Sales Agent Representatives or Inside Sales Representatives must receive the prior approval of Merial. The Independent Sales Agent must not make any deductions from amounts due Sales Agent Representatives or Inside Sales Representatives.

In addition to updating the Distributor Representative Roster within the AHI project, the Independent Sales Agent agrees to provide updated clinic assignment lists to Merial quarterly. Clinic assignments are defined as the assignment of a Sales Agent representative, as identified within the Distributor Representative Roster, and the clinics to which they receive commissioned sales credit. Specifically, Independent Sales Agent will provide the Clinic HIN # as defined by the AHI project and the corresponding Distributor Representative Rep ID as defined and maintained within the AHI project.

II. Commissions paid for Sales of Other Products

Independent Sales Agent earns full commission on the Net Sales of Other Products to AMAs in the Territory when the order is placed with MERIAL by Independent Sales Agent via EDI.

No commissions are paid for products not listed on Schedule E or for sales outside of Independent Sales Agent’s Territory. The commissions will only be paid in connection with those orders which are transmitted to MERIAL via EDI. Such commission will be paid to Independent Sales Agent within thirty (30) days of the last business day of the month in which MERIAL receives a qualifying order.

BONUS OPPORTUNITY

In addition to the total commission payment described above, Independent Sales Agent may earn an additional /**/ bonus on the Net Sales of FRONTLINE® and HEARTGARD® products based on the following schedule:

/**/	/**/
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➢	Dose share calculated monthly based on Merial authorized, commissioned accounts and commissioned sales of parasiticide product portfolio

➢	Bonus paid quarterly

➢	Quarterly bonuses earned based on schedule and performance to prior 2010 quarter (For Example the 2011 Q1 audited results will be compared to 2010 Q1 audited results).

In addition to the quarterly dose share opportunity the Sales Agent may catch-up on unearned share bonuses calculated based on the schedule above and the dose share performance of trailing 4 quarters comparison to full year, audited 2010 results. The maximum dose share payment on any parasiticide sale is 3% although attainment of this bonus may occur over multiple quarters per the schedule above.

Combination products that treat Flea/Tick and Heartworm will count as two doses for purposes of the bonus calculation. The dose share calculation is inclusive of sales agency and distribution sales to Merial commissioned AMAs. The bonus shall be calculated quarterly and paid within forty-five (45) days of the end of each quarter.

CALCULATIONS

The commission and bonus payments will be calculated by MERIAL, and shall not be subject to review by Independent Sales Agent. For the avoidance of doubt, all such payments shall be subject to audit of Independent Sales Agent’s records by MERIAL pursuant to Section 6(k) of the Agreement.